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                                                                    EXHIBIT 23.7


                                                  24 April 2001



Havas Advertising
84, rue de Villiers
92683 Levallois-Perret Cedex

For the attention of Mr. Alain de Pouzilhac


Dear Sirs,

Re: Consent of Clifford Chance Selafa

We consent to the reference to our Firm under the headings "Risk Factors - Civil liabilities or judgements against Havas Advertising or its directors or officers based on U.S. federal or state securities laws may not be enforceable in the U.S. or in France" and "Enforceability of Civil Liabilities" in the prospectus.

Yours faithfully,


/s/ Frederic Peltier
Frederic Peltier
Partner
Clifford Chance Selafa